Harley-Davidson Announces Third Quarter Results

MILWAUKEE, October 23, 2018 - Harley-Davidson, Inc. (NYSE:HOG) today reported third quarter 2018 results. During the quarter, earnings per share was up year-over-year and the company made progress on the initiatives included in its More Roads to Harley-Davidson accelerated plan for growth.

Third Quarter 2018

•	More Roads accelerated plan for growth unveiled and progress made

•	EPS $0.68, up vs prior year ($0.78 excluding manufacturing optimization costs)

•	HDFS earnings up year-over-year on improved loss performance

•	Repurchased 1.9 million shares; paid $0.37 per share dividend, up 1.4 percent versus prior year quarter

•	International retail sales growth accelerated

•	Manufacturing optimization initiative on track, reduced total cost estimate

•	Confirmed full-year shipment and operating margin guidance

•	2019 motorcycle innovation enhances product leadership in Touring and Cruiser segments

•	115th anniversary celebrations demonstrated power of iconic global brand

Third quarter 2018 GAAP diluted EPS was $0.68, up 70.0 percent. Excluding manufacturing optimization costs, diluted EPS was $0.78. Year ago GAAP diluted EPS was $0.40. Third quarter 2018 net income was $113.9 million on consolidated revenue of $1.32 billion versus net income of $68.2 million on consolidated revenue of $1.15 billion in 2017.
Harley-Davidson international retail motorcycle sales were up 2.6 percent in the third quarter of 2018 compared to 2017 and U.S. retail sales were down 13.3 percent. Worldwide retail sales decreased 7.8 percent.

“Third quarter progress tracked to our plans with numerous highlights including another quarter of improved international retail sales growth and increased year-over-year earnings per share. We unveiled our More Roads to Harley-Davidson accelerated plan for growth, and made strong progress already through September,” said Matt Levatich, president and chief executive officer, Harley-Davidson, Inc. “As we manage our business with resilience in a challenging time in our history, we are leveraging our strengths for a more promising road ahead. We are investing to build the next generation of Harley-Davidson riders and we are optimizing our business to drive profitability and cash flow. Through September, cash flow was very strong and revenue was up over 3 percent despite lower motorcycle shipments.”

Strategy Acceleration
During the quarter, Harley-Davidson made progress on the initiatives included in its More Roads to Harley-Davidson accelerated plan for growth to build the next generation of riders globally. Leveraging core strengths in the business, brand and dealer network, the company is investing in opportunities that inspire increased ridership sooner and deliver sustainable growth for the future. Harley-Davidson’s More Roads plan supports the company’s strategy and 2027 objectives to: build 2 million new riders in the U.S., grow international business to 50 percent of annual volume, launch 100 new high impact motorcycles and do so profitably and sustainably.
Through 2022, the Company’s More Roads to Harley-Davidson plan will deliver:

•	New products - Keep current riders engaged and inspire a new generation of Harley-Davidson riders

•	Broader access - Meet customers where they are and how they want to engage with a multi-channel retail experience

•	Stronger dealers - Drive a performance framework to improve dealer financial strength and the Harley-Davidson customer experience
The company believes its accelerated plan will drive revenue growth and expand operating margins. The company expects to fund strategic opportunities while maintaining its current investment and return profile and capital allocation strategy.
“In the third quarter, we delivered new products and innovations with our model year 2019 motorcycles and engaged our dealers to support bringing the LiveWire™ electric motorcycle to market in 2019. Our brand and select products are now also accessible through a Harley-Davidson branded Amazon storefront in the U.S and significant support programs and dealer incentives were implemented to strengthen the dealer network - the hub of our customer experience,” said Levatich.

Building Riders
As Harley-Davidson continues to build the next generation of riders globally, the company increased its reach and impact through the third quarter and delivered a wide range of results including:

•	260,000 visitors to 115th anniversary celebrations in Milwaukee and Prague

•	43 million social video views and over 200 million media impressions from #FindYourFreedom intern content

•	Expanded access to Harley-Davidson through an Amazon storefront, new international dealers and new urban apparel stores in Asia

Manufacturing Optimization
To further improve its manufacturing operations and cost structure, in the first quarter of 2018 the Company commenced its multi-year manufacturing optimization initiative anchored by the consolidation of its motorcycle assembly plant in Kansas City, Mo. into its plant in York, Pa. The Company has reduced the cost outlook for this initiative and now expects to incur restructuring and other consolidation costs of $155 million to $185 million compared to the previous expectation of $170 million to $200 million through 2019. The company continues to expect capital investment of approximately $75 million through 2019 and ongoing annual cash savings of $65 million to $75 million after 2020. In the third quarter of 2018, costs related to the manufacturing optimization were $21.0 million and year-to-date were $83.4 million.

Harley-Davidson Retail Motorcycle Sales

Vehicles	3rd Quarter			9 months
	2018	2017	Change	2018	2017	Change
U.S.	36,220	41,793	(13.3)%	112,019	124,777	(10.2)%
EMEA	10,543	10,078	4.6%	39,249	37,475	4.7%
Asia Pacific	7,433	7,457	(0.3)%	21,480	22,628	(5.1)%
Latin America	2,577	2,306	11.8%	7,652	7,003	9.3%
Canada	2,453	2,575	(4.7)%	8,340	8,763	(4.8)%
International Total	23,006	22,416	2.6%	76,721	75,869	1.1%
Worldwide Total	59,226	64,209	(7.8)%	188,740	200,646	(5.9)%

The U.S. 601+cc industry was down 9.8 percent in the third quarter compared to 2017. Harley-Davidson’s third quarter U.S. market share was 50.9 percent. Harley-Davidson’s Europe market share was up 0.8 percentage point to 10.4 percent through September.

Motorcycles and Related Products Segment Results

$ in thousands	3rd Quarter			9 months
	2018	2017	Change	2018	2017	Change
Motorcycle Shipments (vehicles)	48,639	41,662	16.7%	185,176	194,300	(4.7)%
Revenue	$1,123,945	$962,136	16.8%	$4,013,013	$3,867,982	3.7%
Motorcycles	$821,670	$639,849	28.4%	$3,144,796	$2,975,650	5.7%
Parts & Accessories	$212,406	$228,993	(7.2)%	$612,495	$633,532	(3.3)%
General Merchandise	$58,266	$72,687	(19.8)%	$183,520	$191,540	(4.2)%
Gross Margin	30.9%	28.5%	2.4 pts.	33.7%	34.2%	(0.5) pts.
Operating Income	$65,662	$17,352	278.4%	$481,906	$571,250	(15.6)%
Operating Margin	5.8%	1.8%	4.0 pts.	12.0%	14.8%	(2.8) pts.

Third quarter revenue from the Motorcycles and Related Products segment (Motorcycles segment) was up versus the prior year. Operating margin as a percent of revenue increased in the quarter compared to 2017 due to higher gross margin and lower SG&A as a percent of revenue.

Financial Services Segment Results

$ in thousands	3rd Quarter			9 months
	2018	2017	Change	2018	2017	Change
Revenue	$191,724	$189,059	1.4%	$558,000	$550,314	1.4%
Operating Income	$83,754	$77,060	8.7%	$227,874	$211,631	7.7%

Financial Services segment operating income increased 8.7 percent in the third quarter compared to 2017.

Income Tax Rate
Harley-Davidson's year-to-date effective tax rate was 23.1 percent compared to 33.2 percent in 2017. The decreased tax rate was primarily due to the favorable impact of the 2017 Tax Cuts and Jobs Act.

Other Results
Cash and marketable securities were $937.0 million at the end of the third quarter 2018 compared to $683.1 million in 2017. Through September, Harley-Davidson generated $1.12 billion of cash from operating activities in 2018 compared to $949.1 million in 2017. The company paid a cash dividend of $0.37 per share for the third quarter, and a cumulative total of $1.11 per share for the first nine months of 2018. On a discretionary basis, Harley-Davidson repurchased 1.9 million shares of its common stock during the third quarter for $84.5 million. During the quarter, there were approximately 166.7 million weighted-average diluted common shares outstanding. At the end of the quarter, 21.3 million shares remained on board-approved share repurchase authorizations.

2018 Outlook
For the full-year 2018, the company continues to expect the following:

•	Motorcycle shipments to be approximately 231,000 to 236,000 motorcycles. In the fourth quarter, the company expects to ship approximately 45,800 to 50,800 motorcycles

•	Motorcycles segment operating margin as a percent of revenue to be approximately 9 to 10 percent

The company has adjusted certain expectations and now expects the following:

•	Financial Services segment operating income to be up versus its previous expectation of flat to up slightly

•	Effective tax rate of approximately 22.5 to 24.0 percent versus its previous expectation of 23.5 to 25.0 percent

•	Capital expenditures of $230 million to $250 million including approximately $50 million to support manufacturing optimization, compared to its previous expectation of $250 million to $270 million

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson Motor Company has fulfilled dreams of personal freedom with custom, cruiser and touring motorcycles, riding experiences and events and a complete line of Harley-Davidson motorcycle parts, accessories, general merchandise, riding gear and apparel. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Webcast Presentation
Harley-Davidson will discuss third quarter 2018 results on a webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Non-GAAP Measures
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the Company’s financial results. The Company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.
The non-GAAP measures included in this press release are diluted EPS excluding manufacturing optimization costs and net income excluding manufacturing optimization costs. Manufacturing optimization costs include restructuring expenses and costs associated with temporary inefficiencies incurred in connection with the manufacturing optimization initiative. A reconciliation of these non-GAAP measures to the comparable GAAP measure is included later in this press release.
Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes”, "anticipates”, "expects”, "plans”, or "estimates" or words of similar meaning. Similarly, statements that describe future plans, strategies, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted above depends upon, among other factors, the company's ability to (i) execute its business plans and strategies, including the elements of the More Roads to Harley-Davidson strategy for growth that the company disclosed on July 30, 2018, and strengthen its existing business while enabling growth, (ii) manage the impact that new or adjusted tariffs may have on the cost of raw materials and components and our ability to sell product internationally, (iii) execute its strategy of growing ridership, globally, (iv) effectively execute the company’s manufacturing optimization initiative within expected costs and timing and successfully carry out its global manufacturing and assembly operations, (v) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests, (vi) negotiate and successfully implement a strategic alliance relationship with a local partner in Asia, (vii) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns, (viii) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors, (ix) realize expectations concerning market demand for electric models, which may depend in part on the building of necessary infrastructure, (x) prevent, detect, and remediate any issues with its motorcycles or any issues associated manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing, (xi) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xii) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (xiii) reduce other costs to offset costs of the More Roads to Harley-Davidson plan and redirect capital without adversely affecting its existing business, (xiv) balance production volumes for its new motorcycles with consumer demand, (xv) manage risks that arise through expanding international manufacturing, operations and sales, (xvi) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment, (xvii) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness, (xviii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xix) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xx) retain and attract talented employees, (xxi) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (xxii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (xxiii) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company’s business, (xxiv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xxv) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xxvi) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xxvii) manage its exposure to product liability claims and commercial or contractual disputes, and (xxviii) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations.

The Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Further, actual foreign currency exchange rates may vary from underlying assumptions. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the Company's ability to manage through inconsistent economic conditions.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors. In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The Company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the Company has taken and could take that impact motorcycle values. Refer to “Risk Factors” under Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Contacts: Media, Patricia Sweeney, +1-414-343-8199; Financial, Amy Giuffre, +1-414-343-8002

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income(1)
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Nine months ended
	September 30, 2018	September 24, 2017	September 30, 2018	September 24, 2017
Motorcycles and Related Products revenue	$1,123,945	$962,136	$4,013,013	$3,867,982
Gross profit	347,415	274,313	1,353,273	1,322,098
Selling, administrative and engineering expense	266,921	256,961	797,323	750,848
Restructuring expense	14,832	—	74,044	—
Operating income from Motorcycles and Related Products	65,662	17,352	481,906	571,250

Financial Services revenue	191,724	189,059	558,000	550,314
Financial Services expense	107,970	111,999	330,126	338,683
Operating income from Financial Services	83,754	77,060	227,874	211,631

Operating income	149,416	94,412	709,780	782,881
Other income (expense), net	644	2,296	1,509	6,887
Investment (loss) income	(1,106)	1,083	2,630	2,539
Interest expense	7,762	7,896	23,180	23,295
Income before provision for income taxes	141,192	89,895	690,739	769,012
Provision for income taxes	27,337	21,686	159,783	255,567
Net income	$113,855	$68,209	$530,956	$513,445

Earnings per common share:
Basic	$0.69	$0.40	$3.18	$2.96
Diluted	$0.68	$0.40	$3.17	$2.95

Weighted-average common shares:
Basic	165,927	169,850	166,885	173,362
Diluted	166,664	170,688	167,681	174,303

Cash dividends per common share	$0.370	$0.365	$1.110	$1.095

(1) See note regarding the adoption of new accounting standards below.

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)
	Three months ended	Nine months ended
	September 30, 2018	September 30, 2018
Net income excluding manufacturing optimization costs
Net income (GAAP)	$113,855	$530,956
Restructuring expense and cost of temporary inefficiencies	21,038	83,370
Tax effect of adjustments(1)	(5,102)	(20,218)
Adjustments net of tax	15,936	63,152
Adjusted net income (Non-GAAP)	$129,791	$594,108

Diluted earnings per share excluding manufacturing optimization costs
Diluted earnings per share (GAAP)	$0.68	$3.17
Adjustments net of tax, per share	0.10	0.38
Adjusted diluted earnings per share (Non-GAAP)	$0.78	$3.55

Weighted average diluted shares outstanding	166,664	167,681

(1) The income tax effect of adjustments has been computed using the company's effective income tax rate excluding discrete items.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets(1)
(In thousands)

	(Unaudited)		(Unaudited)
	September 30, 2018	December 31, 2017	September 24, 2017
ASSETS
Current assets:
Cash and cash equivalents	$926,992	$687,521	$683,134
Marketable securities	10,011	—	—
Accounts receivable, net	332,309	329,986	343,124
Finance receivables, net	2,116,386	2,105,662	2,058,168
Inventories	516,247	538,202	469,091
Restricted cash	36,471	47,518	52,209
Other current assets	151,042	175,853	182,416
Total current assets	4,089,458	3,884,742	3,788,142
Finance receivables, net	5,187,176	4,859,424	5,042,857
Other long-term assets	1,227,166	1,228,506	1,257,360
	$10,503,800	$9,972,672	$10,088,359
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$875,799	$757,419	$851,075
Short-term debt	1,373,859	1,273,482	834,875
Current portion of long-term debt, net	1,526,156	1,127,269	1,530,401
Total current liabilities	3,775,814	3,158,170	3,216,351
Long-term debt, net	4,196,517	4,587,258	4,607,791
Pension and postretirement healthcare liabilities	166,936	173,359	215,396
Other long-term liabilities	211,561	209,608	192,001

Total shareholders’ equity	2,152,972	1,844,277	1,856,820
	$10,503,800	$9,972,672	$10,088,359

(1) See note regarding the adoption of new accounting standards below.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In thousands)

	(Unaudited)	(Unaudited)
	Nine months ended
	September 30, 2018	September 24, 2017
Net cash provided by operating activities	$1,122,555	$949,075

Cash flows from investing activities:
Capital expenditures	(119,845)	(114,022)
Finance receivables, net	(474,465)	(447,250)
Other	(21,753)	7,272
Net cash used by investing activities	(616,063)	(554,000)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	1,144,018	893,668
Repayments of medium-term notes	(877,488)	(400,000)
Repayments of securitization debt	(224,507)	(367,298)
Net increase (decrease) in credit facilities and unsecured commercial paper	102,154	(225,038)
Borrowings of asset-backed commercial paper	120,903	371,253
Repayments of asset-backed commercial paper	(156,258)	(129,690)
Dividends paid	(186,105)	(190,121)
Purchase of common stock for treasury	(195,998)	(465,167)
Issuance of common stock under employee stock option plans	3,157	7,884
Net cash used by financing activities	(270,124)	(504,509)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12,567)	28,817

Net increase (decrease) in cash, cash equivalents and restricted cash	$223,801	$(80,617)

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash - beginning of period	$746,210	$827,131
Net increase (decrease) in cash, cash equivalents and restricted cash	223,801	(80,617)
Cash, cash equivalents and restricted cash - end of period	$970,011	$746,514

Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheet:
Cash and cash equivalents	$926,992	$683,134
Restricted cash	36,471	52,209
Restricted cash included in other long-term assets	6,548	11,171
Total cash, cash equivalents and restricted cash shown in the Statement of Cash Flows	$970,011	$746,514

(1) See note regarding the adoption of new accounting standards below.

Adoption of New Accounting Standards
On January 1, 2018, the Company adopted the following new accounting standards updates (ASUs):

ASU 2014-09 Revenue from Contracts with Customers was adopted using the modified retrospective method. As a result, the Company recorded a $6.0 million increase to the opening balance of retained earnings as of January 1, 2018.

ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash was adopted on a retrospective basis. As a result, the change in restricted cash has been excluded from financing activities and included in the change in cash, cash equivalents and restricted cash and the prior period has been recast to reflect the new presentation.

ASU 2017-07 Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost was adopted on a retrospective basis. As a result, the non-service cost components of net periodic benefit cost have been presented in Other income (expense), net and the prior period has been recast to reflect the new presentation.

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2018	September 24, 2017	September 30, 2018	September 24, 2017
MOTORCYCLES AND RELATED PRODUCTS REVENUE(1) (in thousands)
Motorcycles	$821,670	$639,849	$3,144,796	$2,975,650
Parts & Accessories	212,406	228,993	612,495	633,532
General Merchandise	58,266	72,687	183,520	191,540
Licensing	10,680	9,904	29,445	29,237
Other	20,923	10,703	42,757	38,023
	$1,123,945	$962,136	$4,013,013	$3,867,982
MOTORCYCLE SHIPMENTS:
United States	26,213	19,668	108,057	118,418
International	22,426	21,994	77,119	75,882
Total	48,639	41,662	185,176	194,300
MOTORCYCLE PRODUCT MIX:
Touring	22,204	14,674	84,125	80,392
Cruiser	16,049	17,292	61,951	67,693
Sportster® / Street	10,386	9,696	39,100	46,215
Total	48,639	41,662	185,176	194,300

(1) In connection with the adoption of ASU 2014-09, the Company has revised its presentation of disaggregated revenue and the prior period has been recast to reflect the new presentation.

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

United States	36,220	41,793	112,019	124,777

Europe(2)	9,239	8,970	34,967	33,311
EMEA - Other	1,304	1,108	4,282	4,164
Total EMEA	10,543	10,078	39,249	37,475

Asia Pacific(3)	4,578	5,136	14,126	15,782
Asia Pacific - Other	2,855	2,321	7,354	6,846
Total Asia Pacific	7,433	7,457	21,480	22,628

Latin America	2,577	2,306	7,652	7,003
Canada	2,453	2,575	8,340	8,763
Total International Retail Sales	23,006	22,416	76,721	75,869
Total Worldwide Retail Sales	59,226	64,209	188,740	200,646
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

(3)Asia Pacific data includes Japan, Australia, New Zealand and Korea.
Motorcycle Registration Data(1)

	Nine months ended
	September 30, 2018	September 30, 2017
United States(2)	222,468	243,718
Europe(3)	347,884	345,701

(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third-party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.